Exhibit 99.1

Heritage Reports Third Quarter 2026 Results

Tampa, FL – October 28, 2026: Heritage Insurance Holdings, Inc. (NYSE: HRTG) (“Heritage” or the “Company”), a super-regional property and casualty insurance holding company, today reported third quarter of 2026 financial results.

Third Quarter 2026 Result Highlights

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Year-to-date net income of $149.3 million, up 15.8%, and earnings per share of $4.94 per diluted share, up 18.5%, compared with $128.9 million and $4.17 per diluted share, for the nine months ended September 30, 2025.
•
Third quarter net income of $51.1 million, compared with $50.4 million in the prior-year quarter, despite $15.8 million of pre-tax catastrophe losses in the current quarter, compared with no catastrophe losses in the prior-year quarter.
•
Earnings per share increased 5.5% to $1.72 per diluted share in the third quarter, as compared to $1.63 per diluted share in the prior-year quarter, aided by a 4.0% reduction in diluted shares outstanding.
•
Total revenue increased 3.2% to $219.2 million from $212.5 million in the prior-year quarter, with net premiums earned up 5.4% and net investment income up 17.3% from the prior-year quarter.
•
Net loss ratio increased 1.3 percentage points to 39.6%, from 38.3% in the prior-year quarter, reflecting higher catastrophe and weather losses, largely offset by $14.0 million of favorable prior-year reserve development.
•
Net combined ratio was relatively flat at 73.0%, compared with 72.9% in the prior-year quarter.
•
Net expense ratio improved 1.2 percentage points to 33.4%, from 34.6% in the prior-year quarter.
•
Annualized return on equity of 35.1% for the third quarter of 2026 and 36.1% year to date, with stockholders’ equity at September 30, 2026 up 37.0% from September 30, 2025.
•
Book value per share of $20.22, up 23.4% from year-end 2025 and 42.9% from the prior-year quarter.
•
Debt-to-capital ratio improved to 10.5% from 15.3% in the prior-year quarter.
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Repurchased 1,101,508 shares of common stock at a cost of $27.9 million in 2026.

Ernie Garateix, Heritage’s CEO, commented, “Several years ago, we implemented a strategy of long-term sustainability which includes a focus on improving profitability, strengthening the balance sheet, and reducing volatility in our financial results. Today, we are generating record earnings, producing substantial capital and are positioned well to continue our momentum into the future. We believe Heritage has proven to be a stronger, better diversified and more resilient business, operating as a super-regional insurance carrier. We have the ability to opportunistically deploy capital across multiple geographies, products and distribution channels, which allows us to allocate capital to the most attractive risk-adjusted return opportunities while maintaining the underwriting discipline that has defined our transformation.”

Mr. Garateix continued, “Our third quarter results demonstrate our earnings resilience as we absorbed higher weather losses and still modestly grew earnings per share. Despite the significant progress that we have made transforming our business and building the sustainable earnings power of the Company, we believe our full value has yet to be realized. As a result, we have repurchased more than one million shares of our common stock year to date. Additionally, our expanding geographic reach and the capabilities we have built position Heritage to capitalize on selective growth opportunities across our markets while remaining selective in areas where competition has intensified.”

Strategic Profitability Initiatives

The Company’s core strategic initiatives remain in place:

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Generating underwriting profit through rate adequacy and continued selective underwriting.
•
Allocating capital to products and geographies that maximize long-term returns.
•
Targeting a balanced and diversified portfolio.

Exhibit 99.1

The Company continues to focus on the following profitability initiatives:

•
Target geographies for new business, while closely managing risk and exposure.
•
Continue persistent underwriting discipline and focus on rate adequacy while driving prudent top line growth.
•
Enhance data-driven analytics using AI and other technology tools.
•
Continue the refinement of customer service and claims capabilities.
•
Leverage infrastructure and capabilities to foster future growth, which includes our entry to the State of Texas on an excess and surplus lines basis.
•
Act as opportunities emerge which will continue our diversification and expansion over the next several years.
•
Expand our relationship with reinsurance partners to expand capacity and manage volatility while pursuing growth.

Capital Management

During the third quarter of 2026, the Company repurchased an aggregate of 100,000 shares of common stock for approximately $3.3 million under the previously announced share repurchase program and has repurchased 1,101,508 shares for approximately $27.9 million in 2026. As of September 30, 2026, the Company had $34.1 million remaining under the existing authorization. On October 28, 2026, the Board of Directors established a new share repurchase program to commence upon the expiration of the existing program on December 31, 2026, for the purpose of repurchasing up to an aggregate of $50.0 million of common stock through December 31, 2027.

Results of Operations

The following table summarizes results of operations for the three and nine months ended September 30, 2026, and 2025 (amounts in thousands, except percentages and per share amounts):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2026	2025	Change		2026	2025	Change

Total revenues	$219,241	$212,459	3.2%		$646,095	$632,013	2.2%
Net income	$51,124	$50,421	1.4%		$149,317	$128,919	15.8%
Diluted earnings per share	$1.72	$1.63	5.5%		$4.94	$4.17	18.5%

Book value per share	$20.22	$14.15	42.9%		$20.22	$14.15	42.9%
Return on equity *	35.1%	49.2%	(14.1)	pts	36.1%	47.2%	(11.1)	pts

Underwriting summary
Gross premiums written	$322,778	$333,160	(3.1)%		$1,057,965	$1,100,125	(3.8)%
Gross premiums earned	$352,781	$361,961	(2.5)%		$1,057,497	$1,069,383	(1.1)%
Ceded premiums	$(147,190)	$(166,829)	(11.8)%		$(451,089)	$(477,901)	(5.6)%
Net premiums earned	$205,591	$195,132	5.4%		$606,408	$591,482	2.5%

Ceded premium ratio	41.7%	46.1%	(4.4)	pts	42.7%	44.7%	(2.0)	pts

Ratios to Net Premiums Earned:
Loss ratio	39.6%	38.3%	1.3	pts	38.6%	42.2%	(3.6)	pts
Expense ratio	33.4%	34.6%	(1.2)	pts	34.3%	34.6%	(0.3)	pts
Combined ratio	73.0%	72.9%	0.1	pts	72.9%	76.8%	(3.9)	pts

* Return on equity represents annualized net income for the period divided by average stockholders’ equity during the period.

Ratios

Ceded premium ratio represents ceded premiums as a percentage of gross premiums earned.

Net loss ratio represents net losses and loss adjustment expenses (“LAE”) as a percentage of net premiums earned.

Exhibit 99.1

Net expense ratio represents policy acquisition costs (“PAC”) and general and administrative (“G&A”) expenses as a percentage of net premiums earned. Ceding commission income is reported as a reduction of PAC and G&A expenses.

Net combined ratio represents the sum of net losses and LAE, PAC and G&A expenses as a percentage of net premiums earned. The net combined ratio is a key measure of underwriting performance traditionally used in the property and casualty industry. A combined ratio under 100% generally reflects profitable underwriting results.

Debt-to-Capital ratio represents total short term and long term interest bearing debt divided by total debt plus stockholders' equity.

Third Quarter 2026 Results:

Third quarter 2026 net income increased to $51.1 million, or $1.72 per diluted share, compared with $50.4 million, or $1.63 per diluted share, in the prior-year quarter. Diluted earnings per share increased 5.5%, benefiting from a 4.0% reduction in diluted shares outstanding primarily from share repurchases. Third quarter results absorbed $15.8 million of pre-tax catastrophe losses, including $9.1 million from Hurricanes Lala and Lowell, and $6.7 million from other catastrophe weather events, primarily the late September Nor’easter, compared with no catastrophe losses in the prior-year quarter. Revenue growth reflected lower ceded premiums, which increased net premiums earned, as well as higher investment income from a larger invested asset base.

Premiums-in-force were $1.40 billion, down 2.8% from $1.44 billion in the third quarter of 2025, primarily due to commercial residential premium reductions resulting from competitive pricing pressure. A reduction in Florida personal lines in-force premiums was more than offset by personal lines growth in other states.

Gross premiums written decreased 3.1% to $322.8 million from $333.2 million in the prior-year quarter, primarily reflecting lower commercial residential premiums, partially offset by growth in personal lines. The Florida commercial residential market remains highly competitive, and management continues to emphasize underwriting discipline and adequate profitability by requiring our commercial residential business to meet Heritage’s pricing and risk standards.

Gross premiums earned were $352.8 million, compared with $362.0 million in the prior-year quarter, reflecting the decline in commercial residential business due to the competitive market conditions discussed above.

Ceded premiums decreased 11.8% to $147.2 million, compared with $166.8 million in the prior-year quarter. The reduction in ceded premiums reflected a full quarter of savings driven by the improved pricing of the Company’s June 2026 catastrophe excess of loss program as well as the decrease in the northeast net quota share program, which was effective December 31, 2025. The catastrophe excess of loss reinsurance placement generated treaty-year expense savings of $63.2 million, of which seven-twelfths will be recognized in calendar year 2026.

Net premiums earned increased 5.4% to $205.6 million from $195.1 million in the prior-year quarter, driven by lower ceded premiums more than offsetting the decrease in gross earned premiums.

Total revenue increased 3.2% to $219.2 million, reflecting higher net premiums earned and increased investment income. Other revenue decreased $2.6 million on lower fee income, and net realized gains decreased $2.8 million, as both were elevated in the prior-year quarter. Net investment income rose 17.3% to $11.4 million in the third quarter of 2026 from $9.7 million in the prior-year quarter, driven by growth in invested assets. Cash and invested assets were $1.4 billion at September 30, 2026, up 8.8% from December 31, 2025. The investment portfolio remains conservatively positioned, emphasizing high-quality fixed-income investments with asset durations closely matched to liabilities.

Net losses and LAE were $81.4 million, up $6.6 million from $74.8 million in the prior-year quarter. The net loss ratio increased 1.3 points to 39.6% from 38.3% in the same quarter last year. Net weather and catastrophe losses for the current accident quarter were $33.6 million, compared with $13.8 million in the prior-year quarter, and included $9.1 million of hurricane losses and $6.7 million of other catastrophe losses. Net favorable prior-year loss development was $14.0 million in the third quarter of 2026, compared with $5.0 million in the prior-year quarter.

Exhibit 99.1

The net expense ratio improved 1.2 points to 33.4%, from 34.6% in the prior-year quarter. Policy acquisition costs were relatively flat compared to the prior year quarter. General and administrative expenses increased 5.2%, reflecting higher employee compensation and related costs offset by a decrease in corporate insurance expense, primarily from a non-recurring premium refund.

The net combined ratio was relatively flat at 73.0% compared with 72.9% in the prior-year quarter, with a decrease in expense ratio nearly offsetting the increase in loss ratio.

The effective tax rate was 24.5% compared to 26.2% in the prior-year quarter. We calculate the provision for income taxes during interim reporting periods by applying an estimate of the effective tax rate for the full year. The effective tax rate is 1.7 points lower than the prior-year quarter, with the variance driven by permanent items. The effective tax rate can fluctuate throughout the year as income changes and estimates used in each quarterly tax provision are updated with additional information.

Supplemental Information:

Policies-in-force:	Q3 2026	Q3 2025	% Change
Personal Residential	335,909	350,844	(4.3)%
Commercial Residential	3,228	3,053	5.7%
Other	8,783	9,412	(6.7)%
Total	347,920	363,309	(4.2)%

Premiums-in-force:	(in thousands)
Personal Residential	1,157,426	1,154,731	0.2%
Commercial Residential	232,126	276,660	(16.1)%
Other	10,118	9,171	10.3%
Total	1,399,670	1,440,562	(2.8)%

Total Insured Value:	(in thousands)
Personal Residential	321,025,541	318,439,324	0.8%
Commercial Residential	50,354,442	46,824,497	7.5%
Total	371,379,983	365,263,822	1.7%

Book Value Analysis:

Book Value Per Share	As Of
	September 30, 2026	December 31, 2025	September 30, 2025
	(in thousands, except share and per share amounts)
Numerator:
Common stockholders' equity	$599,140.70	$505,251.00	$437,253.00
Denominator:
Total Shares Outstanding	29,632,416	30,833,776	30,911,435
Book Value Per Common Share	$20.22	$16.39	$14.15

Book value per share was $20.22 at September 30, 2026, an increase of 23.4% from December 31, 2025 and an increase of 42.9% from September 30, 2025. The increase in stockholders' equity from December 31, 2025 was primarily driven by net income, partially offset by a $22.7 million net-of-tax increase in unrealized losses on the Company’s fixed income securities portfolio and the $27.9 million repurchase of 1,101,508 shares of common stock in 2026. The decline in the number of shares outstanding from December 31, 2025 was driven by the repurchase of common stock and shares surrendered which was partially offset by the issuance of restricted stock in 2026. Average stockholders’ equity increased 42.2% over the prior-year quarter, which caused the return on equity for the prior-year quarter to be higher than the current quarter, despite higher net income.

The accumulated other comprehensive loss of $33.2 million, net of tax, represents unrealized losses on the investment portfolio and is unrelated to credit risk but is instead attributable to rising interest rates. Heritage does not anticipate a need to sell investments in advance of their maturity. As such, the Company expects unrealized losses to continue to roll off the portfolio as investments mature. The average

Exhibit 99.1

duration of the fixed income portfolio is 3.3 years as the Company has extended duration to take advantage of higher yields further out on the yield curve, while still maintaining a short duration, high credit quality portfolio.

Conference Call Details:

Thursday, October 29, 2026 – 9:00 a.m. ET

North American Dial-in Numbers Toll Free: 1-888-346-3095

International Dial In: 1-412-902-4258

Webcast: To listen to the live webcast, please go to http://investors.heritagepci.com. This webcast will be archived and accessible on the Company’s website.

Exhibit 99.1

HERITAGE INSURANCE HOLDINGS, INC.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except share amounts)

	September 30, 2026	December 31, 2025
ASSETS	(unaudited)
Fixed maturities, available-for-sale, at fair value	$852,630	$713,237
Equity securities, at fair value	816	1,064
Other investments, net	1,210	1,285
Total investments	854,656	715,586
Cash and cash equivalents	532,098	559,274
Restricted cash	13,286	13,307
Accrued investment income	7,125	6,556
Premiums receivable, net	87,931	95,331
Reinsurance recoverable on paid and unpaid claims, net	218,885	318,588
Prepaid reinsurance premiums	383,966	307,039
Deferred income tax asset, net	15,128	5,855
Income tax receivable, net	571	—
Deferred policy acquisition costs, net	64,852	64,544
Property and equipment, net	26,402	28,254
Right-of-use lease asset, finance	10,773	12,598
Right-of-use lease asset, operating	5,852	4,878
Intangibles, net	25,651	30,189
Other assets	15,646	33,823
Total Assets	$2,262,822	$2,195,822
LIABILITIES AND STOCKHOLDERS' EQUITY
Unpaid losses and loss adjustment expenses	$459,875	$579,477
Unearned premiums	708,385	707,923
Reinsurance payable	339,143	232,801
Long-term debt, net	70,432	78,428
Advance premiums	26,776	19,164
Income tax payable, net	—	4,282
Accrued compensation	8,703	8,844
Lease liability, finance	13,612	15,587
Lease liability, operating	6,073	5,800
Accounts payable and other liabilities	30,682	38,265
Total Liabilities	$1,663,681	$1,690,571
Stockholders’ Equity:
Common stock, $0.0001 par value	3	3
Additional paid-in capital	360,888	365,736
Accumulated other comprehensive loss, net of taxes	(33,243)	(10,555)
Treasury stock, at cost	(161,074)	(133,183)
Retained earnings	432,567	283,250
Total Stockholders' Equity	599,141	505,251
Total Liabilities and Stockholders' Equity	$2,262,822	$2,195,822

Exhibit 99.1

HERITAGE INSURANCE HOLDINGS, INC.

Condensed Consolidated Statements of Operations

(Amounts in thousands, except per share and share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
REVENUE:
Gross premiums written	$322,778	$333,160	$1,057,965	$1,100,125
Change in gross unearned premiums	30,003	28,801	(468)	(30,742)
Gross premiums earned	352,781	361,961	1,057,497	1,069,383
Ceded premiums	(147,190)	(166,829)	(451,089)	(477,901)
Net premiums earned	205,591	195,132	606,408	591,482
Net investment income	11,361	9,686	31,823	27,295
Net realized (losses) gains on debt securities and other investments	(38)	2,746	(59)	2,746
Other revenue	2,327	4,895	7,923	10,490
Total revenue	219,241	212,459	646,095	632,013
EXPENSES:
Losses and loss adjustment expenses	81,391	74,766	234,045	249,793
Policy acquisition costs	45,114	45,182	135,959	134,143
General and administrative expenses	23,506	22,345	72,194	70,604
Total expenses	150,011	142,293	442,198	454,540
Operating income	69,230	70,166	203,897	177,473
Interest expense, net	1,515	1,850	4,983	6,157
Income before taxes	$67,715	$68,316	$198,914	$171,316
Income tax expense	16,591	17,895	49,597	42,397
Net income	$51,124	$50,421	$149,317	$128,919
Weighted average shares outstanding
Basic	29,727,529	30,962,464	30,141,881	30,888,169
Diluted	29,784,837	31,021,780	30,200,528	30,947,450
Earnings per share
Basic	$1.72	$1.63	$4.95	$4.17
Diluted	$1.72	$1.63	$4.94	$4.17

Exhibit 99.1

About Heritage

Heritage Insurance Holdings, Inc. is a super-regional property and casualty insurance holding company. Through its insurance subsidiaries and a large network of experienced agents, the Company writes approximately $1.4 billion of personal and commercial residential premium across its multi-state footprint covering the northeast, southeast and Hawaii on an admitted basis, with additional excess and surplus lines premium in California, Florida, Hawaii, South Carolina and Texas.

Forward-Looking Statements

Statements in this press release and on our earnings conference call that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. This release and our earnings conference call include forward-looking statements, including statements relating to our strategic initiatives for 2026 and our ability to profitably grow our business and deliver value to our shareholders either organically or through accretive business opportunities; our ability to take advantage of emerging opportunities; our positioning to deliver managed growth with rate adequacy in our markets and our intent not to write policies that we believe are underpriced or do not meet our underwriting standards; our expectations and plans regarding our margins and maintaining adequate margins; our expectations and plans regarding premiums, including premium growth and ceded premium outlook; our expectations regarding personal lines policy count growth; our expectations regarding the reversal of unrealized losses; our beliefs regarding commercial residential market competitiveness, generally, and pricing pressure in Florida, specifically; our expectations regarding our catastrophe excess of loss program; our capital allocation strategy, including our evaluation of the value of our common stock; our new geography and product diversification and expansion strategy, including our plans relating to building relationships in any new market; our focus on underwriting discipline, exposure management and rate adequacy in existing and new geographies, leveraging our scale, continued enhancement of data and AI-driven analytics and our other strategic priorities for 2026; and our expectations regarding our financial results in 2026 and beyond and the drivers of such results. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation: the success of the Company’s underwriting and profitability initiatives; inflation and other changes in economic conditions (including changes in interest rates and financial and real estate markets), including changes that may impact demand for our products and our operations; lack of effectiveness of exclusions and loss limitation methods in the insurance policies we assume or write; inherent uncertainty of our models and our reliance on artificial intelligence as a tool in creating and using such models; the impact of macroeconomic and geopolitical conditions, including the impact of interest rates, supply chain constraints, inflationary pressures, tariffs, labor availability and geopolitical conflicts; the impact of new federal and state regulations that affect the property and casualty insurance market and our failure to meet increased regulatory requirements, including minimum capital and surplus requirements; continued and increased impact of abusive and unwarranted claims; the cost of reinsurance, the collectability of reinsurance and our ability to obtain reinsurance coverage on terms and at a cost acceptable to us; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; our ability to build and maintain relationships with insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes, wildfires and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission on March 12, 2026, and subsequent filings. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Investor Contact:

Kirk Lusk

Chief Financial Officer

investors@heritagecompanies.com